Corporate Stock Transfer

REPORT AND CERTIFICATION OF INSPECTORS OF ELECTION

WE, the undersigned, being duly appointed Inspectors of Election of the Annual Meeting of the Shareholders of **ORALABS HOLDING CORPORATION,** on December 27, 2006, do hereby report and certify the results of ballots cast as follows:

PROPOSAL 1: Approval of the transactions by which Oralabs (under its new name, China Precision Steel, Inc.) will issue 94% of its outstanding shares to the PSHL shareholders or their designees in exchange for all of the ownership interests in Partner Success Holdings Limited:

FOR	AGAINST	ABSTAIN
3,786,319	14,325	493

PROPOSAL 2: Redemption of all of the shares of Oralabs Holding Corp. owned individually by Gary H. Schlatter in exchange for the issuance to him of the entire ownership of the operating subsidiary, Oralabs, Inc., held by Oralabs Holding Corp.:

FOR	AGAINST	ABSTAIN
3,787,039	12,930	1,168

PROPOSAL 3: Approval of the 2006 Director Stock Plan and the issuance to Robert C. Gust of 100,000 shares and Michael I. Friess of 200,000 shares under that plan:

FOR	AGAINST	ABSTAIN
3,784,626	16,168	343

PROPOSAL 4: Approval of the sale to Oralabs, Inc., the wholly-owned subsidiary of Oralabs, of up to 100,000 shares of Oralabs common stock to satisfy an indemnity obligation of Oralabs, Inc. in connection with the closing of the transactions described in this proxy statement:

FOR	AGAINST	ABSTAIN
3,785,294	15,550	293

PROPOSAL 5: To authorize Oralabs (under its new name, China Precision Steel, Inc.) to issue an undetermined number of shares of Oralabs common stock, shares of preferred stock convertible into Oralabs common stock or warrants to purchase Oralabs common stock, in an aggregate amount of up to 22,600,000 shares of common stock in connection with a potential equity financing:

FOR	AGAINST	ABSTAIN
3,785,273	15,536	328

PROPOSAL 6: Approval of amendment to Oralabs' Articles of Incorporation to change the Company name and increase the number of authorized shares of common stock:

FOR	AGAINST	ABSTAIN
4,545,948	34,196	782

PROPOSAL 7: Approval of amendment to Oralabs' Articles of Incorporation to increase the number of authorized shares of preferred stock:

FOR	AGAINST	ABSTAIN
3,785,329	15,520	288

PROPOSAL 8: Election of Directors:

	FOR	WITHHOLD
Wo Hing Li	4,552,719	28,207
Hai Sheng Chen	4,552,719	28,207
Che Kin Lui	4,552,719	28,207
David Peter Wong	4,552,669	28,257
Tung Kuen Tsui	4,552,719	28,207

PROPOSAL 9: Approval of the China Precision Steel, Inc. 2006 Omnibus Long-Term Incentive Plan:

FOR	AGAINST	ABSTAIN
3,785,222	15,624	291

PROPOSAL 10: Ratify the selection of Murell, Hall, McIntosh & Co., PLLP as the independent auditors for the fiscal year ended December 31, 2006:

FOR	AGAINST	ABSTAIN
4,577,666	2,814	446

As of the record date, there were 4,848,265 common shares issued and outstanding.
A quorum consists of 50% plus (1) of these shares outstanding, which are 2,424,134.
The number of shares voting *for* proposal 1 by proxy is 3,786,319.
The number of shares voting *for* proposal 2 by proxy is 3,787,039.
The number of shares voting *for* proposal 3 by proxy is 3,784,626.
The number of shares voting *for* proposal 4 by proxy is 3,785,294.
The number of shares voting *for* proposal 5 by proxy is 3,785,273.
The number of shares voting *for* proposal 6 by proxy is 4,545,948.
The number of shares voting *for* proposal 7 by proxy is 3,785,329.
The number of shares voting *for* proposal 8 by proxy is 4,552,719.
The number of shares voting *for* proposal 9 by proxy is 3,785,222.
The number of shares voting *for* proposal 10 by proxy is 4,577,666.
The total number of shares voted is 4,580,926.

Therefore, we do have a quorum for the Annual Meeting of Shareholders.

Rhonda Singleton, Proxy Dept.
CORPORATE STOCK TRANSFER, INC.

Carylyn K. Bell, President
CORPORATE STOCK TRANSFER, INC.